Exhibit 3.13

ARTICLES OF INCORPORATION

OF

R.P. SCHERER TECHNOLOGIES, INC.

The undersigned, for the purpose of forming a corporation, pursuant to Chapter 78 of Nevada Revised Statutes, do hereby adopt and make the following Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation is R.P. Scherer Technologies, Inc. (the “Corporation”).

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the Corporation’s resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Carson City 89706. The mailing address and the street address of the resident agent are identical.

ARTICLE III

CAPITAL STOCK

The aggregate number of shares which the corporation is authorized to issue is 25,000 shares of common stock having no par value.

ARTICLE IV

GOVERNING BOARD

The governing board of the Corporation shall be styled as a “Board of Directors”, and any member of said Board shall be styled a “Director.” The number of members constituting the first Board of Directors of the Corporation is two. The name and address of each of said members are as follows:

NAME	ADDRESS
Ali Rizvi	2030 East Flamingo Road Suite 260 Paradise Valley, Nevada 89119

Thomas Y. Hartley	222 South Rainbow Boulevard Suite 218 Las Vegas, Nevada 89128

The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors of stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

ARTICLE V

DURATION

The Corporation shall have perpetual existence.

ARTICLE VI

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Amy B. Haynes	7000 Cardinal Place, Dublin, Ohio 43017

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on October 13, 1999.

/s/ Amy B. Haynes
Amy B. Haynes, Incorporator

STATE OF OHIO	)
) SS.:
COUNTY OF FRANKLIN	)

On this October 13, 1999, personally appeared before me, a Notary Public in and for the State and County aforesaid, Amy B. Haynes, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal, the day and year first above written.

/s/ Constance F. Mantel
Notary Public

[Notarial Seal]

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